Exhibit 10.2

EXECUTION VERSION

Employment Agreement

This Employment Agreement (“Agreement”), dated as of January 7, 2016 (“Execution Date”) is made by and between K12 Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Stuart Udell (“Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.                                    It is the desire of the Company to assure itself of the services of Executive by entering into this Agreement.

B.                                    Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.                                      Employment.

(a)                                 General.  The Company shall employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b)                                 Employment Term; Effectiveness.  The term of employment under this Agreement (“Term”) shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination as provided in Section 3.  The “Effective Date” will be a date that is mutually agreed between the Company and the Executive but will not be later than February 15, 2016.  The Executive agrees that he will notify his prior employer of his intent to commence employment with the Company at least 20 days before the Effective Date.  The Term shall automatically renew for additional twelve (12) month periods unless no later than sixty (60) days prior to the end of the applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment shall terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c)                                  Position and Duties.  Executive shall serve as Chief Executive Officer of the Company with such responsibilities, duties and authority normally associated with such positions, and such other duties, consistent with the position of Chief Executive Officer, as may from time to time be assigned to Executive by the Board of Directors of the Company (“Board”).  Executive shall also be appointed to the Board until the first Annual Shareholders Meeting following the Effective Date, and thereafter be subject to the nomination and election process applicable to all members of the Board.  Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with the Executive’s duties and responsibilities hereunder.  Executive agrees to observe and comply in all material respects with the rules and policies of the Company and its affiliates as adopted by the Company or its affiliates from time to time and applicable to the Company’s executive officers and directors generally, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

(d)  Indemnification. During and after the term of this Agreement, the Company shall provide Executive with both Side A and Side B directors’ and officers’ insurance, and shall indemnify Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware and the By-Laws of the Company as in effect on the date hereof, against all damages, costs, expenses and other liabilities reasonably incurred or sustained by Executive or his legal representatives in connection with any suit, action or proceeding to which Executive or his legal representatives may be made a party by reason of Executive being or having been a director or officer of the Company or any of its affiliates, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the Company or any of its affiliates.  During and after the term of this Agreement and without the need for further approval by the Board, the Company will promptly advance or pay any and all amounts for costs or expenses (including but not limited to legal fees and expenses reasonably incurred by counsel of Executive’s choice retained by Executive) for which Executive may claim the is obligated to indemnify him.  Executive undertakes to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by the Company as provided in this Section 1(d).

2.                                      Compensation and Related Matters.  During the Term, Executive will be entitled to the following:

(a)                                 Annual Base Salary.  Executive shall receive a base salary at a rate of $650,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment.  Such Annual Base Salary shall be reviewed during the Term and may be adjusted from time to time (but not reduced, except as contemplated by Section 11(e)(iv)) by the Board (such annual base salary, as it may be so adjusted, the “Annual Base Salary”).

(b)                                 Bonus.

(i)                                     Annual Bonus.  During the Term, Executive shall be eligible to participate in the Company’s annual incentive program.  Executive’s annual incentive compensation under such incentive program ( “Annual Bonus”) shall be targeted at 150% of his Annual Base Salary (“Target Annual Bonus”), with the expectation that the bonus will scale upward and downward based on actual performance, as determined by the Board in the exercise of its discretion.  The Executive’s maximum Annual Bonus opportunity will be 300% of the Executive’s base salary.  The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4(b) and (c). Any Annual Bonus for fiscal year 2016 shall be pro-rated based on the number of days Executive is employed by the Company during such fiscal year.  Each annual bonus due and payable hereunder shall be paid within such time so as to allow such bonus to qualify as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

(ii)                                  Signing Bonus.  Executive shall receive a one-time special signing bonus in an amount equal to $400,000, payable in cash in two installments, less all applicable withholdings (the “Signing Bonus”).The first payment of $200,000 shall be made no later than thirty (30) days after the Effective Date, and the second payment of $200,000 shall be made no later than one-hundred eighty (180) days after the Effective Date, with such second payment being reduced (but not below zero) by an amount up to 20% of certain costs incurred by the Company in connection with the Executive becoming employed with the Company (excluding for the avoidance of doubt costs associated with the negotiation and execution of this Agreement).  If Executive’s employment with the Company terminates due to Executive’s resignation without Good Reason or by the Company for Cause, in either case, prior to the one year anniversary of the Effective Date, Executive will repay the Signing Bonus to the Company in full.

(c)                                  Equity Compensation.

(i)                                     Initial Sign-on Awards.

(A)                               Time- Based RSA Award. As soon as reasonably practicable following the Effective Date, the Company shall grant to Executive an initial time-based restricted stock award ( “Initial Time RSA”) under the Company’s stockholder approved 2007 Equity Incentive Plan (such plan or any applicable successor plan, the “Plan”).  The number of shares subject to the Initial Time RSA will be determined by dividing $1,500,000 by the Fair Market Value on the Effective Date, with any partial shares that result being rounded down to the nearest whole share. The Initial Time RSA shall vest as to 25% of the restricted shares on the one-year anniversary of the Effective Date, and as to the remaining 75% of the restricted shares in eight (8) substantially equal quarterly installments thereafter.

(B)                               Performance Share Unit Award.  As soon as reasonably practicable following the Effective Date, the Company shall grant to Executive an initial award of performance share units (“Initial PSUs”).  The target number of shares for the Initial PSUs will be determined by dividing $1,500,000 by the Fair Market Value on the Effective Date.  The Initial PSUs shall be subject to such terms and conditions, including the attainment of performance goals, as apply to the performance share units granted to other senior executives of the Company under the Long Term Incentive Plan approved by the Board in September of 2015, including an opportunity to earn performance share units at a maximum level of 150% of the target grant.

(C)                               Stock Price RSA Opportunity.   In addition to the Initial Time RSA and the Initial PSUs, each as described above, and the Ongoing Equity Awards, as described below, for a period of three years following the Effective Date, the Executive shall have an opportunity to earn additional awards of restricted stock to be granted under the Plan based on the Company’s Average Stock Price (as defined below) achieving the levels as set forth in this Section 2(c)(i)(C), provided in each case that Executive is employed by the Company as of the date such Average Stock Price is achieved:

(1)                                 For purposes of this Section 2(c)(i)(C), “Average Stock Price” means the average closing price of the Company’s common stock determined over any period of 30 consecutive days;

(2)                                 As of the first date upon which the Average Stock Price equals or exceeds $13.00, the Executive shall receive a restricted stock award of a number of shares having a Fair Market Value at the time of grant of $1,000,000 (76,923 shares);

(3)                                 As of the first date upon which the Average Stock Price equals or exceeds $16.00, the Executive shall receive a restricted stock award of a number of shares having a Fair Market Value at the time of grant of $1,500,000 (93,750 shares); and

(4)                                     As of the first date upon which the Average Stock Price equals or exceeds $19.00, the Executive shall receive a restricted stock award of a number of shares having a Fair Market Value at the time of grant of $3,000,000 (157,895 shares).

Executive shall also earn an as award described in clauses (2), (3) or (4) if Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, and the applicable Average Stock Price threshold is achieved within 30 days after the date of such termination. For the avoidance of doubt, the award opportunities in clauses (2), (3) and (4) above are cumulative such that the Executive shall have a total opportunity to earn up to $5,500,000 (328,568 shares) in restricted stock value (as of the applicable grant dates) pursuant to this Section 2(c)(i)(C).  The Average Stock Price thresholds stated above will be automatically adjusted to account for any stock dividend, stock split or other similar non-reciprocal transaction. With respect to any award of restricted stock granted under this Section 2(c)(i)(C) (each and any such award a “Stock Price RSA Grant”), 50% of the shares subject to such grant shall be immediately vested on the date the applicable Stock Price threshold is achieved and the remaining 50% of the total number of restricted shares in such Stock Price RSA Grant shall vest ratably in semi-annual intervals until the three year anniversary of the Effective Date, such that all restricted shares that are earned under this Section 2(c)(i)(C) and granted as part of a Stock Price RSA Grant shall be 100% vested as of the three year anniversary of the Effective Date.  For the avoidance of doubt, if an applicable Stock Price threshold is not achieved prior to the three year anniversary of the Effective Date, no Stock Price RSA Grant will be made in respect of such Stock Price threshold.  In the event of a Change in Control prior to the three year anniversary of the Effective Date, if a Stock Price RSA Grant for a particular Stock Price threshold has not yet been made, the shares of restricted stock for such Stock Price threshold will be considered earned and will be granted immediately prior to the occurrence of the Change in Control if the stock price paid or implied in such transaction equals or exceeds the corresponding dollar threshold.  Any such shares that are granted immediately prior to a Change in Control will be 100% vested upon grant.  No further Stock Price RSA Grant will be made under this Section 2(c)(i)(C) following the date of such Change in Control.

(ii)                                  Ongoing Equity Incentive Awards.   During the Term, Executive shall also be eligible to participate in and will receive additional awards under the Company’s equity incentive award plans and programs as in effect from time to time at a level and on terms commensurate with his position as Chief Executive Officer of the Company (“Ongoing Equity Awards”).  Ongoing Equity Awards are currently granted on an annual basis at or near the beginning of each fiscal year of the Company, in each case as determined by the Board or the Compensation Committee of the Board, and are expected to be granted in the form of performance-based restricted stock, restricted stock units or similar awards, in each case as determined by the Board or the Compensation Committee of the Board in their discretion from time to time.  Executive’s initial annual target award level is $2,000,000.  For the avoidance of doubt, all equity compensation awards are subject to approval by the Board on an annual basis or otherwise at the time of grant.

(iii)                               Separate Award Agreements.  Each of the Initial Time RSA, Initial PSUs, the Stock Price RSA Grants, if any, and the Ongoing Equity Awards shall be granted subject to the terms and conditions of the Plan and individual award agreements to be entered into between the Company and the Executive, provided that in the event of any conflict between the terms of such award agreements and this Agreement, this Agreement shall control.

(d)                                 Benefits.  Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental and defined contribution retirement plans), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.  To the extent the Board adopts any severance plan or program of the Company that is greater in value for the Executive than provided in Section 4 of this Agreement, Executive shall be eligible to participate in that plan or program in lieu of the benefits provided under Section 4.

(e)                                  Vacation.  Executive shall be entitled to paid personal leave in accordance with the Company’s Policies with a minimum of four (4) weeks of paid vacation.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f)                                   Business Expenses.  The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.  In addition, the Company will reimburse Executive for reasonable legal fees incurred by him in connection with the negotiation and execution of this Agreement in an amount not to exceed $15,000.  Such legal fee reimbursement will be made as soon as practicable after the Effective Date and in no event later than December 31, 2016.

(g)                                  Relocation.

(i)                                     Temporary Commuting Allowance. Beginning on the Effective Date and ending on the six month anniversary of the Effective Date, the Company shall pay to Executive $ 8,333   per month, less applicable withholdings to help offset Executive’s temporary commuting expenses.

(ii)                                  Relocation Expenses.  The Company shall reimburse Executive up to a maximum amount of $40,000 for reasonable, documented moving expenses incurred during calendar year 2016 as a result of Executive establishing a residence in the northern Virginia area, which relocation expense reimbursement shall be paid (subject to all tax withholdings which the Company reasonably determines are required) as soon as reasonably practicable following Executive’s submission of documentation of such expenses reasonably requested by the Company, but no later than December 31, 2017 (“Relocation Expenses”). If Executive’s employment with the Company terminates due to Executive’s resignation without Good Reason or by the Company for Cause, in either case, prior to the one year anniversary of the Effective Date, Executive shall repay the Relocation Expenses to the Company in full.

(h)           S-8 Registration; 409A.  The Company covenants and acknowledges, as applicable, that: (i) to the extent permitted by law and for so long as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, all shares of Company common stock issued to Executive in respect of awards granted hereunder shall be registered under the Securities Act of 1933, as amended, on an effective Form S-8 registration statement; and (ii) it intends that all compensation paid or payable to Executive shall comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code and related rulings and regulations (“Section 409A”), it being understood that nothing in this Agreement is intended to provide Executive with any gross-up or indemnification in respect of any taxes or penalties imposed as a result of Section 409A.

(j)          Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit.   The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.  Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.                                      Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)                                 Circumstances.

(i)                                     Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)                                  Disability.  If Executive has incurred a Disability, as defined in Section 11 (d) below, the Company may terminate Executive’s employment.

(iii)                               Termination for Cause.  The Company may terminate Executive’s employment for Cause, as defined in Section 11 (a) below.

(iv)                              Termination without Cause.  The Company may terminate Executive’s employment without Cause, which shall include termination of Executive by reason of the Company giving Notice of Non-Renewal pursuant to Section 1(b).

(v)                                 Resignation from the Company for Good Reason.  Executive may resign Executive’s employment with the Company for Good Reason, as defined in Section 11(e) below.

(vi)                              Resignation from the Company Without Good Reason.  Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive by reason of Executive giving Notice of Non-Renewal pursuant to Section 1(b).

(b)                                 Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) herein or by reason of either party giving Notice of Non-Renewal pursuant to Section 1(b)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive in a resignation without Good Reason, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c)                                  Company Obligations upon Termination.  Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of:  (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with Company’s Policies, (iii) any expenses owed to Executive pursuant to Section 2(f); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”).  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.  In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d)                                 Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4.                                      Severance Payments.

(a)                                 Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason.  If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c), provided, however, that in the event of Executive’s death or Disability, Executive’s equity incentive awards may vest or remain eligible to vest to the extent set forth in an applicable award agreement covering such award.

(b)                                 Termination without Cause, or Resignation from the Company for Good Reason.  If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason (in either case, a “Qualifying Termination”) that does not occur within twenty-four months following a Change in Control, then, subject to Executive signing on or before the 45th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (“Release”), and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)                                     an amount in cash equal to three (3) times the Annual Base Salary, payable in a single lump sum on the First Payment Date (as defined below), except as otherwise provided in Section 12(l);

(ii)                                  a pro-rated portion (based on the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs) of the Annual Bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs, as determined by the Board based upon the Company’s actual performance for such year and paid at the same time annual bonuses are generally paid to the Company’s senior executives;

(iii)                               to the extent unpaid as of the Date of Termination, an amount of cash equal to any Annual Bonus earned by Executive for the Company’s fiscal year prior to the fiscal year in which the Date of Termination occurs, as determined by the Board based upon the Company’s actual performance for such year and paid in the fiscal year in which the Date of Termination occurs when bonuses for such prior fiscal year are generally to the Company’s senior executives; and

(iv)                              any of Executive’s unvested equity or equity-based awards granted under any equity compensation plans of the Company (for the avoidance of doubt, including the Initial Time RSA, including any Stock Price RSA Grant under Section 2(c)(i)(C) for which the applicable Average Stock Price threshold has been attained prior to, or is attained within 30 days following, the Date of Termination) and that would have vested within the next twelve (12) months after the Date of Termination, shall immediately become 100% vested, provided that, unless a provision more favorable to Executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement

(v)                                 if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, an amount equal to the COBRA premium paid by the Company for active employees for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the expiration of the 18 month period following Executive’s Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the expiration of the 18 month period following Executive’s Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

(c)                                  Change in Control Severance Payments. If Executive has a Qualifying Termination that occurs within twenty-four months following a Change in Control, then, subject to Executive signing on or before the 45th day following Executive’s Separation from Service and not revoking a Release, and Executive’s continued compliance with Sections 6 and 7, then Executive shall receive the following:

(i)                                     the payments and benefits set forth in Section 3(c);

(ii)                                  an amount in cash equal to three (3) times the Annual Base Salary, payable in a single lump sum on the First Payment Date (as defined below), except as otherwise provided in Section 12(l);

(iii)                               a pro-rated portion (based on the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs) of the Annual Bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs, as determined by the Board based upon the Company’s actual performance for such year and paid at the same time annual bonuses are generally paid to the Company’s senior executives;

(iv)                              to the extent unpaid as of the Date of Termination, an amount of cash equal to any Annual Bonus earned by Executive for the Company’s fiscal year prior to the fiscal year in which the Date of Termination occurs, as determined by the Board based upon the Company’s actual performance for such year and paid in the fiscal year in which the Date of Termination occurs when bonuses for such prior fiscal year are generally to the Company’s senior executives;

(v)                                 all of Executive’s unvested equity or equity-based awards granted under any equity compensation plans of the Company shall immediately become 100% vested, provided that (i) any such awards that are subject to performance-based vesting conditions shall remain subject to the attainment of the applicable performance metrics to the same extent as such performance metrics continue to apply following the Change in Control for the Company’s other executive officers, and (ii) the Stock Price RSA Grants which have not theretofore been earned shall be granted and become vested only if the Change in Control conditions specified in Section2(c)(i)(C) are satisfied; and

(vi)                              if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to COBRA, the Company shall directly pay, or reimburse Executive for, an amount equal to the COBRA premium paid by the Company for active employees for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the expiration of the 18 month period following Executive’s Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the expiration of the 18 month period following Executive’s Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

(d)                                 Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 10 and Section 12 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.              Parachute Payments.

(a)                                 It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”).  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments under Sections 4(b) and 4(c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                                 The Total Payments shall be reduced by the Company in the following order:  (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A.

(c)                                  All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and acceptable to Executive (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.

6.                                      Non-Solicitation and Unfair Competition. Executive acknowledges that during the Term, the Company will provide Executive with access to Confidential Information (as defined below). Ancillary to the rights provided to Executive as set forth in this Agreement, Executive’s continued employment with the Company during the Term (subject to earlier termination as provided herein) and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)                                 Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which directly competes with any portion of the Business (as defined below) of the Company in the United States or any other country in which the Company is actively engaged (or has taken substantial and material steps to become engaged) in the Business.  Nothing herein shall prohibit Executive from being a passive owner of less than 5% of the outstanding equity interest of any entity, so long as Executive has no active participation in the business of such entity.

(b)                                 Executive shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit, divert or take away any customers or clients, or any acquisition or other Business opportunity that the Company is pursuing or with respect to which the Company has expended non-de minimis efforts to identify or pursue, (ii) contact or solicit, for the purpose of hiring, or hire any employee of the Company or any person employed by the Company at any time during the 12-month period immediately preceding the Date of Termination, (iii) induce or otherwise encourage any employee of the Company to leave the employment of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or adversely modify its relationship with the Company.

(c)                                  In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)                                 As used in this Section 6, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries; (ii) the term “Business” shall mean the business of the Company, as such business may be expanded or altered by the Company during the Term (including any new lines of business as to which substantial and material steps have been taken by the Company to develop or implement); and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date 12-months following the Date of Termination.

(e)                                  Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company.  During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements that Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or its affiliates or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(f)                                   Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement.  For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

7.              Nondisclosure of Proprietary Information.

(a)                                 Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, litigation or investigations, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information.  The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Notwithstanding the foregoing, Confidential Information shall not include (i) any information legally acquired by or otherwise becoming known to Executive from or through any party other that the Company or its affiliates, or (ii) information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 7(a).  For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)                                 Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c)                                  Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)                                 As used in this Section 7 and Section 8, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(e)                                  Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

8.                                      Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.                                      Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

10.                               Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

11.                               Certain Definitions.

(a)                                 Cause.  The Company shall have “Cause” to terminate Executive’s employment hereunder if the Board determines, in good faith, that any of the following have occurred:

(i)                                     Executive’s willful failure to perform Executive’s material responsibilities under this Agreement or failure to comply with, in any material respect, any Policy of the Company, in each case that causes material and demonstrable harm to the Company;

(ii)                                  Executive’s willful failure to comply with any lawful and reasonable written directive of the Board consistent with the terms of this Agreement (other than as a result of Executive’s Disability);

(iii)                               Executive’s breach, in any material respect, of this Agreement that causes material and demonstrable harm to the Company (it being understood that any material breach of Section 6(a) of this Agreement shall be deemed to cause material and demonstrable harm to the Company without any requirement of the Company to show or prove actual harm);

(iv)                              Executive’s conviction or plea of no contest (or of nolo contendere), for any felony or for any crime involving moral turpitude;

(v)                                 Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement;

(vi)                              Executive’s commission of an act of fraud, embezzlement or misappropriation against the Company or any of its affiliates;

Provided, that no action or inaction on Executive’s part described in (a)(i), (ii) or (iii) of this Section 11(a) shall constitute “Cause” unless (i) Executive has received written notice from the Board stating that “Cause” for termination exists and specifying, in reasonable detail, the action or inaction alleged to constitute “Cause”, (ii) Executive has been given an opportunity to be heard before the Board, with counsel of his choosing, and at least thirty (30) days to cure such action and inaction (to the extent such action or inaction is susceptible of cure), and (iii) the Board, having given Executive such written notice, opportunity to be heard and to cure, reasonably concludes that “Cause” for termination continues to exist and has not been so cured, or is not susceptible to cure.

(b)                                 Change in Control. “Change in Control” means and includes each of the following:

(i)                                     A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)                                  During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 11(b)(i) or Section 11(b)(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)                               The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)                               Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)                               After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 11(b)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

(c)                                  Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) — (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(d)                                 Disability.  “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees,  “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.  Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(e)                                  Good Reason. “Good Reason” shall mean:

(i)                                     a material breach by the Company of the terms of this Agreement, or any other equity or compensation written agreement between the Company and Executive, including, but not limited to, the failure of the Company to make any material payment or provide any material benefit specified under this Agreement;

(ii)                                  any material diminution in Executive’s authority, duties or responsibilities as Chief Executive Officer, except in connection with a corporate transaction (including a merger, consolidation, joint venture, acquisition or sale of assets or other similar transaction) where the Executive continues to serve as chief executive officer of (i) the Company or (ii) the ultimate parent company of the Company’s successor (whether public or private), reporting to the board of directors of such ultimate parent company;

(iii)                               the failure of the Company to continue Executive in the position of Chief Executive Officer and member of the Board (it being understood that a failure of the Company’s stockholders to re-elect the Executive to the Board will not, in and of itself, constitute Good Reason hereunder);

(iv)                              any material reduction in Executive’s Annual Base Salary (excluding a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company not to exceed five-percent (5%) of Annual Base Salary then in effect); or

(v)                                 the relocation of the site of Executive’s principal place of employment by a distance in excess of fifty (50) miles;

provided, however, that Executive may not resign his employment for Good Reason unless: (x) Executive provided the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice must be provided within ninety (90) days following the date on which Executive has knowledge of the occurrence of the event(s) purported to constitute Good Reason); and (y) the Company has not remedied the alleged violation(s) within the thirty (30) day period.

(f)                                   Person.  “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

12.                               Miscellaneous Provisions.

(a)                                 Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Virginia without reference to the principles of conflicts of law of the Commonwealth of Virginia or any other jurisdiction, and where applicable, the laws of the United States.

(b)                                 Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)                                  Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)                                     If to the Company, the General Counsel at its headquarters,

(ii)                                  If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii)                               At any other address as any Party shall have specified by notice in writing to the other Party.

(d)                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)                                  Entire Agreement.  The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)                                   Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)                                  No Inconsistent Actions.  The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)                                 Construction.  This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)                                     Mediation; Arbitration.  In case any controversy, claim or dispute (each, a “Dispute”) arises out of or relating to this Agreement that the parties cannot resolve through negotiation, the parties first agree to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Procedures. If the Dispute is not settled by mediation within 30 days after submission to mediation, then the Dispute shall be settled solely and exclusively by a binding arbitration process administered by the AAA in Washington, D.C.  Such arbitration shall be conducted in accordance with the AAA’s then-existing Commercial Arbitration Rules.  Each Party shall bear its own attorney’s fees and expenses and one-half of the fees and expenses of the arbitration; provided, that the arbitrator shall have the authority to apportion the costs of arbitration and to render an award including reasonable attorneys’ fees, as and to the extent the arbitrator deems appropriate under the circumstances. The arbitrator’s decisions and awards will be rendered in a reasoned written opinion, and the Parties agree to abide by all such decisions and awards.  Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(j)                                    Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)                                 Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)                                     Section 409A.

(i)                                     General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)                                  Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) or Section 4(c) shall not be paid, or, in the case of installments, shall not commence payment, until the fifty-third (53rd) day following Executive’s Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to Executive during the fifty-three (53) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)                               Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)                              Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)                                 Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

13.                               Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.  Executive also acknowledges and agrees that any compensation payable under this Agreement or otherwise shall be subject to the terms of any applicable compensation clawback policy adopted by the Company to comply with any provisions of applicable law or any securities exchange listing standards.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	Nathaniel A. Davis
Name: Nathaniel A. Davis
Title: Chairman and Chief Executive Officer

EXECUTIVE

By:	/s/ Stuart Udell
Stuart Udell

[Signature Page to Employment Agreement]

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Stuart Udell (“Executive”) and K12 Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of              , 20   (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective         , 20  , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities of the Company or any of its affiliates, (ii) Executive’s rights under any directors & officers liability insurance policies then in effect, or to indemnification (including advancement of expenses) by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.             Severance Payments; Salary and Benefits.  The Company agrees to provide Executive with the severance payments and benefits described in [Section 4(b)/4(c)] of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.             Release of Claims.  Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)           any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)           any and all claims for violation of the federal or any state constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)           any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims.    This release further does not release claims for breach of Section 3(c), Section 4(b) or Section 4(c) of the Employment Agreement.

3.             Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age

Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that:  (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.             Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.             No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.             Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Sections 12(a), 12(c) and 12(i) of the Employment Agreement.

7.             Effective Date.  If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).  If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8.             Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that:  (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:
Stuart Udell

COMPANY

Dated:	By:
Name:
Title: